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                                 EXHIBIT 6.14

                   YAMAHA PROMOTIONAL CALLING CARD PROGRAMME


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                              Proposal For The



                       YAMAHA PROMOTIONAL CALLING CARD
                                 PROGRAMME



                               Submitted to:



                               Dick van Beek
                           Vice President Europe
                         Yamaha Motors Europe Corp.



               International Communications Enterprises Ltd.



                          STRICTLY CONFIDENTIAL


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INTERNATIONAL COMMUNICATIONS ENTERPRISES LTD. (ICE)

THE COMPANY

ICE Ltd. is a telecommunications solutions company based in London with U.S. offices in 90 Park Avenue New York. We provide our clients with seamless communication solutions through a single point of contact. We help our customers to develop communication strategies that allow them to be better competitors in the global market. We are acting as a catalyst for change in the recently deregulated telecommunications markets across Europe and the World.

SPORTS MARKETING GROUP

ICE Ltd. Sports Marketing group has been involved in creating and developing promotional products and services to generate additional revenue streams in and around competitive sports venues. We are involved with virtually every major motor racing series in the world. The Sports Marketing Group continually finds new and creative ways to increase sponsorship and revenue for the teams we work with.

THE YAMAHA PROMOTIONAL CALLING CARD

ICE is involved in several projects involving National and International Football programmes, Formula 1, and Grand Prix Motorcycle teams. We quickly recognized that the Yamaha combination of superior fan/customer support and advanced marketing and distribution represents a formula for success. There is a demonstrable demand for Yamaha merchandise in Europe. The target market for this program will be both the young fan and the established Yamaha followers. A pricing structure to the series that will insure the price is affordable to the young fan and to the older collector.


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THE YAMAHA PROMOTIONAL CALLING CARD

THE CONCEPT:

This promotional calling card will be a combination of a wonderful merchandising product with brilliant images of the racing teams and riders, past and present, representing great value for the Yamaha fan/consumer. It is proposed that distribution utilises all the Yamaha outlets and dealers: The Yamaha team Shops, The race circuits, Sponsor Outlets, all Yamaha Publications, The Yamaha Web Site, etc.

In addition, ICE will research and recommend supplementary nonconflicting outlets, e.g., newsagent chains, petrol stations, etc.

MARKETING PLAN:

Stage I.  the Kick-Off

     A.   Introduce the cards at an appropriate race venue.
     B. Set up sales booths and have life size displays of the Yamaha riders with their individual calling cards.
     C. The cards produced for Yamaha's Kick off event will be a limited edition and highly collectable (10,000).
     D. When the fans use the cards, they will hear a special greeting from a team member thanking them for their support and promoting further additions of their collectable card series.
     E. The cards and packaging will promote the availability of cards in other outlets.
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Stage II. Distribution Process of the Cards

     A. ICE produces and ships 300,000 (non-activated) cards to the Yamaha central distribution center. An initial allotment of cards is distributed to the club shops and circulation department immediately. Cards are activated for use upon notification to ICE of their shipment.
     B. Collateral merchandising material is produced to assist the point of sale merchandising of the calling cards.
     C. Promotional appearances are scheduled at key locations at which the Yamaha riders will sign individual cards.
     D. As new lots of cards are released central distribution centre notifies ICE and the cards are activated.
     E. Test selling cards in selected international markets, e.g., Japan, China, Australia and the U.S.
     F. A lottery promotional scheme that donates a % of the revenues to a charity associated with Yamaha.
     G. Lottery winners are announced on the Yamaha web page, insuring that other promotional merchandise gets exposure.

POTENTIAL REVENUE

THE BUSINESS CASE:

If Yamaha is responsible for distribution of the cards, the Club will receive 25% of the face value. For example, L10 card - gross profit to Yamaha L2.50 (less VAT), L5 card- gross profit to team L1.25 (less VAT), L3 card gross profit to team .75p (less VAT).

100,000/L10 CARDS SOLD, REVENUE TO TEAM = L 206,250
100,000/L 5 CARDS SOLD, REVENUE TO TEAM = L 103.125

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Co-operative Ventures

In the case of distribution through other outlets, Yamaha will receive 15% of the face value of each card sold (less VAT) and the distributor of the cards will receive 10%. The balance of the money on each card goes to card production, the calls, network services and ICE.

PROPOSED TERMS AND CONDITIONS

Parties to this agreement will be Yamaha Motors Europe N.V. located at koolhovenlaan 101 NC Schiphol-Rijk, 1117 ZN Schiphol, the Netherlands and International Communications Enterprises Ltd. located at 212 Piccadilly London WiV 9LD the U.K. Under the proposed agreement each party's responsibilities will be as described below.

TERMS

A.   Contract Start: 01 September 1999 Contract End: 31 December 2001.
B.   Contract area: WorldWide.
C.   Licensed Articles: Telephone Calling Cards.
D. License Fee: 25% of face value of each telephone card sold through the Yamaha dealer network less applicable VAT (average 15%).
E. License fee: 15% the face value of each Yamaha telephone card sold through the ICE distribution network, less VAT.

F. Yamaha shall purchase Pilot program orders in the following increments. (50% L5 and 50% L10)

                         November      December        January
     1. Germany          30,000         50,000         70,000
     2. U.K.                            20,000         30,000
     3. France                                         15,000
     4. Italy                                          15,000
     5. Spain                                          20,000

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G.   Yamaha has the right to halt the programme after the pilot programme if the sales performance is less than 70% of the above listed volumes by market.


Responsibilities:

YAMAHA

A. Authorise the use of the Yamaha's image on the calling card and packaging.
B. Authorise the distribution of cards through Yamaha's 3000 dealer locations across Europe.
C. Provide a recorded greeting the callers will hear when they use the card.
D. Make the Yamaha riders available for meetings and promotional events whenever possible.
E.   Pre-approved use of the Yamaha riders and cycle images in this program.
F.   Assist in developing distribution channels for the cards.
G. Purchase telephone cards for Yamaha corporate programs, to be promoted via Yamaha's web pages and at the Grand Prix racing events.


INTERNATIONAL COMMUNICATIONS ENTERPRISES LTD. WILL:

A. Design, package, produce and deliver to distribution channel the promotional cards, packaged and ready for distribution.
B. Provide the calling card services, free phone access #s, the Yamaha personal greeting, pin code verifications, announcements for units remaining and multi-lingual customer service.
C. Provide the network services to process and complete the calls made by our calling card customers.
D. Take a primary role in the development of marketing plans to maximise the performance of this program.
E.   Activate cards on a lot by lot basis upon notification of their shipment
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     From the central distribution centre.
F. Promote the development of additional channels for distribution of the promotional cards (only with the approval of all parties).
G. Provide additional programs to generate revenue streams to enhance sponsorship initiatives.
H. Attend regular meetings with Yamaha to review the marketing campaign and to introduce additional promotional programmes.


/s/ [Illegible] 12/10/99                /s/ London 12/10/99
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Place, Date                             Place, Date



/s/ [Illegible]                         /s/ [Illegible]
----------------------                  ----------------------
Signature,                              Signature,
Yamaha Motors Europe                    International Communications
                                        Enterprises Ltd.